Exhibit 99.1

Tallgrass Energy Increases Quarterly Distributions and
Announces Date for Third Quarter 2017 Financial Results

LEAWOOD, Kansas--(BUSINESS WIRE)-Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP) (“Tallgrass”) today announced their quarterly distributions for the third quarter of 2017. The distributions will be paid on Tuesday, November 14, 2017, to unitholders and shareholders of record as of the close of business on Tuesday, October 31, 2017.

TEP
The board of directors of TEP’s general partner declared a quarterly cash distribution of $0.945 per common unit for the third quarter of 2017, or $3.78 on an annualized basis. This represents a sequential increase of 2.2 percent from the second quarter 2017 distribution of $0.925 per common unit and an increase of 18.9 percent from the third quarter 2016 distribution of $0.795 per common unit. It is TEP’s 17th consecutive increase since its May 2013 IPO.

The increase is in excess of management’s previously announced plan to recommend to the board of directors of its general partner increases in its second and third quarter 2017 distributions that would aggregate to at least $0.10 per unit (or $0.40 per unit on an annualized basis) over the first quarter 2017 distribution of $0.835. TEP acquired an approximate 25 percent membership interest in Rockies Express Pipeline LLC in March 2017 and has increased the distribution by an aggregate of $0.11 for the second and third quarters of 2017.

TEGP
The board of directors of TEGP’s general partner declared a quarterly cash distribution of $0.3550 per Class A share for the third quarter of 2017, or $1.42 on an annualized basis. This represents a 3.6 percent sequential increase from the second quarter 2017 distribution of $0.3425 per Class A share and an increase of 35.2 percent from the third quarter 2016 distribution of $0.2625 per Class A share. It is TEGP’s ninth consecutive increase since its May 2015 IPO.

Third Quarter 2017 Financial Results and Conference Call
Tallgrass plans to report third quarter 2017 financial results on Thursday, November 2, 2017, after market close and hold a conference call at 3:30 p.m. Central Time that same day.

Tallgrass invites unitholders, shareholders and other interested parties to listen to the call through a link posted on the Investor Relations section of Tallgrass’s website at www.tallgrassenergy.com.

Tax Considerations
This release is intended to be a qualified notice to nominees and brokers under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  All of TEP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, TEP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact Information
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond
(303) 763-3568
media.relations@tallgrassenergylp.com